FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-13

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 02/10/20 14:29:29

To: [REDACTED] (WELLS FARGO SECURITI )
Subject: NEW ISSUE CMBS: WFCM 2020-C55 *PUBLIC IO PRICING DETAILS*

WFCM 2020-C55 - PUBLIC NEW ISSUE
**IO PRICING DETAILS** $852.106 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLS	FITCH/KBRA/MDYS	SIZE($MM)^	SPD	YLD%	CPN%	$PRICE
X-A	AAAsf/AAA(sf)/Aaa(sf)	644.731	T+125	2.7683	1.3137	10.50240
X-B	A-sf/AAA(sf)/NR	170.393	T+120	2.7377	0.8183	7.29780

^Offered sizes net of RR

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.